Exhibit 99.1

For Immediate Release

Carolina Bank Holdings, Inc.

Announces Increase in Third Quarter Earnings

(GREENSBORO, NC) Carolina Bank Holdings, Inc., (NASDAQ Smallcap Symbol “CLBH”) announces third quarter earnings results. The company also reports an improvement in its loan quality.

Robert T. Braswell, CEO, stated, “We are pleased that our company continues to report strong results. Comparing the third quarter of 2005 with the same quarter of 2004, we find that total assets grew 24 percent to $331.4 million, net loans increased 15 percent to $236.4 million, total deposits grew 26 percent to $276.9 million, and earnings-per-share increased 20 percent on both a basic and diluted basis to $.24.

“During the second quarter of 2005, the company reported an increase in non-performing loans and bank owned real estate. Recently, the company has undertaken successful remediation measures by selling some properties and charging off others. As of September 30, 2005, the company reports only $37,000 in bank-owned real estate; non-accruing loans are down by more than $1.1 million since June 30, 2005. The company hopes to further reduce the amount of non-accruing loans by the end of 2005.”

Previously, the company announced the opening of a new Loan Production Office in Burlington, N.C. under the leadership of Keith Strickland. Mr. Strickland will assume duties as the company’s Market Executive. He has more than 25 years of banking experience, almost 14 years in Burlington with his former bank employer. The company intends to open a full service office in Burlington during 2006.

The company has previously announced its intention to open a full-service office in High Point, N.C. However, construction has been delayed because of technical deficiencies in the title to the property. Those deficiencies have been corrected and the company now plans to finalize the property purchase during October 2005. The office will likely be ready for business late in the fourth quarter 2006. The new office will be located in the Deep River Shopping Center, a site on Wendover Avenue midway between Greensboro, N.C. and High Point, N.C.

Carolina Bank Holdings, Inc. operates Carolina Bank as a wholly owned subsidiary. The bank has three branches in Greensboro, N.C. and one in Asheboro, N.C. In addition, the bank operates a loan production office in Burlington, N.C. Further information is available on the bank’s Web site, www.carolinabank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Please see the attached table, “Selected Financial Information.” It is an integral part of this communication.

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404 - Telephone: 336-286-8740 – Email:

b.braswell@carolinabank.com

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2005			2004		Years Ended
(in thousands, except per share)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2004	2003	2002
OPERATING INCOME SUMMARY
Interest income	$4,794	$4,365	$4,176	$3,842	$3,338	$12,775	$9,844	$9,085
Interest expense	2,218	1,960	1,765	1,478	1,130	4,460	3,583	4,151
Net interest income	2,576	2,405	2,411	2,364	2,208	8,315	6,261	4,934
Provision for loan losses	245	450	280	220	236	769	692	685
Non-interest inc. bfr securities/REO inc.	279	310	304	331	286	1,263	1,454	911
Securities/REO gains (losses), net	—	6	4	—	—	—	(100)	(9)
Non-interest expenses	1,695	1,654	1,634	1,749	1,561	6,336	5,199	4,238
Income before income taxes	915	617	805	726	697	2,473	1,724	913
Income taxes	367	215	273	249	246	840	574	312
Net income	$548	$402	$532	$477	$451	$1,633	$1,150	$601

PER COMMON SHARE *
Basic	$0.24	$0.18	$0.24	$0.21	$0.20	$0.73	$0.52	$0.47
Diluted	0.24	0.17	0.23	0.21	0.20	0.71	0.51	0.46
Book Value (on outstanding shares)	9.90	9.68	9.47	9.37	9.23	9.37	8.70	8.28

ASSET QUALITY
Allowance for loan losses	$2,944	$3,196	$3,076	$2,808	$2,628	$2,808	$2,150	$1,661
Loans on nonaccrual	3,252	4,410	3,039	882	772	882	228	37
Repossessed assets	37	652	691	857	891	857	126	648
Net loan charge offs (recoveries)	497	330	12	40	44	111	204	393
Allowance for loan losses to loans	1.23%	1.38%	1.36%	1.26%	1.26%	1.26%	1.25%	1.25%
Nonaccrual loans+repossessions to assets	0.99%	1.56%	1.19%	0.56%	0.62%	0.56%	0.16%	0.36%

AVERAGE BALANCES
Loans	$239,340	$234,975	$228,085	$217,712	$203,085	$197,384	$151,733	$121,446
Earning assets	309,921	304,047	302,690	278,410	246,103	242,095	189,513	155,420
Total assets	323,485	317,208	315,891	292,474	259,840	255,374	201,550	163,337

AT PERIOD END
Loans before allowance	$239,294	$232,180	$225,793	$223,470	$208,653	$223,470	$172,575	$133,045
Total assets	331,359	324,524	313,498	311,537	267,237	311,537	227,011	189,871
Deposits	276,893	270,229	259,922	258,155	219,337	258,155	183,569	154,878
Stockholders’ Equity	22,453	21,949	21,471	21,110	20,779	21,120	19,564	18,344

RATIOS ANNUALIZED
Net yield - avg interest earning assets	3.32%	3.16%	3.19%	3.40%	3.59%	3.43%	3.30%	3.17%
Return on average assets	0.68%	0.51%	0.67%	0.65%	0.69%	0.64%	0.57%	0.37%
Net charge-offs (YTD annl) to avg. loans	0.48%	0.30%	0.02%	0.07%	0.09%	0.06%	0.13%	0.32%
Efficiency ratio (excl security/REO trans.)	0.59	0.61	0.60	0.65	0.63	0.66	0.67	0.73

Note: All quarterly information is unaudited.

*	All Per Common Share Information has been presented or restated to reflect the effect of the six-for-five stock split with a record date of April 20, 2004